Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Omnibus Incentive Plan and the Employee Stock Purchase Plan of Rocket Companies, Inc. of our report dated June 22, 2020, with respect to the combined financial statements of Quicken Loans Inc., EFB Holdings Inc., Lendesk Canada Holdings Inc., LMB HoldCo LLC, RCRA Holdings LLC, RockTech Canada Inc., Rock Central LLC, Rocket Homes Real Estate LLC, RockLoans Holdings LLC, Amrock Inc., Nexsys Technologies LLC, and Woodward Capital Management LLC, (each of which was a subsidiary of Rock Holdings Inc., collectively “Rocket Companies” or the “Company”) included in the Registration Statement (Form S-1, No. 333-239726) and related Prospectus of Rocket Companies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

August 5, 2020